EXHIBIT 107

Calculation of Filing Fee Table

424(b)(5)
(Form Type)

The Hershey Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	4.250% Notes due 2028	457(r)	$350,000,000	99.857%	$349,499,500	0.0001102	$38,514.84
Fees to Be Paid	Debt	4.500% Notes due 2033	457(r)	$400,000,000	99.801%	$399,204,000	0.0001102	$43,992.28
Total:				$750,000,000		$748,703,500		$82,507.12

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate offering price of that offering is $748,703,500.